Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into by eMagin Corporation, a Delaware corporation having a place of business at 700 South Drive, Suite 201, Hopewell Junction, New York 12533, Hopewell Junction, NY 12533 (the “Company”), and Jeffrey Lucas, an individual residing at 25 Fairmont Street, Belmont, Massachusetts 02478  (“Consultant” and, collectively, with the Company, the “Parties”).  This Agreement shall become effective on the date immediately following the Separation Date as defined below (the “Effective Date”).

WHEREAS, Consultant was previously employed by the Company;

WHEREAS, Consultant’s employment with the Company shall end on February 1, 2020 (the “Separation Date”);

WHEREAS, Consultant has specialized professional expertise in the area of value to the Company;

WHEREAS, the Company desires to engage Consultant to provide outside, professional services in the areas of his professional expertise, and Consultant wishes to furnish such services, on the terms and conditions set forth herein;

WHEREAS, in furnishing the services, the Parties understand and agree that neither the Agreement nor the services provided hereunder shall constitute a service relationship for the purposes of any stock option agreement or equity incentive plan Consultant may be party to with the Company, including with respect to vesting rights which shall terminate of the Separation Date, or any other Company benefits or programs;

WHEREAS, Consultant acknowledges that any confidentiality, intellectual property assignment or restrictive covenant obligation he owes to the Company including his Noncompetition Agreement with the Company dated September 14, 2015 and his Employee Innovation and Proprietary Information Agreement with the Company dated as of September 14, 2015 (collective, the “Restricted Covenants Agreements”) shall each remain in full effect in accordance with their terms; and,

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1.Resignation from Positions.

In connection with Consultant’s separation of employment from the Company, and as a condition of the Company entering into this Agreement, Consultant hereby resigns as of the Separation Date as an officer of the Company, as well as from any other director, officer or trustee positions he holds with the Company or any of the Company’s subsidiaries or entities affiliated with the Company, including but not limited to his role as Trustee of the Company’s

401(k) Plan.  Consultant agrees to execute any documents reasonably requested by the Company or any controlled entities in order to effectuate such resignations.

2.Services.

(a)The Company has requested, and Consultant has agreed to perform, consulting and advising services on an as-needed basis as reasonably requested by the Company from time to time and not to exceed 80 hours per month during the Consultancy Period (as defined below) and as further described in Exhibit A attached hereto (the “Services”).  All Services, including their anticipated time required, must be agreed to and approved in advance by the Company.

(b)Consultant may not subcontract or sublicense any rights or obligations under this Agreement without the prior written consent of Company.

(c)Consultant shall keep the Company fully informed concerning the progress of the Services to be performed hereunder.  Consultant shall provide such reports, or participate in telephone conferences and meetings, as the Company may reasonably request.

3.Consultancy Period.    This Agreement shall commence on the Effective Date and shall continue until January 31, 2021 (such period, as it may be extended by the mutual written agreement of the parties upon thirty (30) days’ notice, being referred to as the “Consultancy Period”), unless sooner terminated in accordance with the provisions of Section 4.

4.Terms

(a)Consulting Fees.  The Company shall pay to Consultant an hourly fee of $200.00 per hour (the “Fees”) for his pre-approved Services, payable in accordance with the Company’s payroll practice on the first regular payroll date after receipt of a bi-weekly invoice of all Services performed during the previous two weeks, provided that such invoice shall contain sufficient details pertaining to the amount and type of Services, as may be reasonably requested by Company.  Such invoice shall be provided to:  eMagin Corporation Attention: Mark Koch, 700 South Drive, Suite 201, Hopewell Junction, NY 12533.  The compensation paid hereunder has been determined through good faith and arms-length bargaining to be the fair market value of the Services rendered.

(b)Reimbursement of Expenses.  The Company shall reimburse Consultant for all reasonable and necessary business and travel expenses incurred or paid by Consultant solely in connection with, or directly related to, the performance of Consultant’s Services under this Agreement.

(c)Benefits.  Consultant shall not be entitled to any benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company.

(d)Taxes.  Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement, and Consultant agrees to and acknowledges the obligation to pay all taxes, including without limitation all federal and state income tax, social security taxes and unemployment, disability insurance and workers’ compensation applicable to Consultant and any person who performs Services in connection with this Agreement, and that Consultant will not be eligible for any employee benefits (nor does Consultant desire any of them) and expressly waives any entitlement to such benefits.    Compliance with Company Policies.  During the Consultancy Period and until the later of the Company’s public release of its audited financial statements for the fiscal year ended December 31, 2019 or for a period of three (3) months immediately following the Consultancy Period, Consultant agrees that he will continue to be bound by and adhere to the Company’s policies and procedures, including the Company’s Code of Ethics and Business Conduct for Officers, Directors and Employees of eMagin Corporation and the Company’s policy with respect to insider trading (each attached hereto as Exhibit B).

5.Relationship of the Parties.

(a)The Parties acknowledge and agree that during the Consultancy Period Consultant’s relationship with the Company shall be that of an independent contractor. This Agreement shall not be construed to create any relationship of employment, association, agency, partnership or joint venture between the Company and Consultant, nor shall it be construed to create any relationship other than that of principal and independent contractor between the Company and Consultant. The Parties acknowledge and agree that Consultant is not an employee of the Company, and the Company shall not be obligated to treat Consultant as an employee. The Company does not grant to Consultant the right or authority to make or give any agreement, statement, representation, warranty or other commitment, or to create any obligation of any kind, on behalf of the Company.

(b)Consultant shall be responsible, solely and exclusively, to comply with all of its employment obligations under law, including, without limitation, for the payments of all taxes applicable to it as an independent contractor, payment of applicable Social Security, health insurance, unemployment or disability insurance and any other obligations to meet federal, state and local  legal requirements. Consultant will defend, indemnify and hold the Company harmless from and against all claims, damages, losses and expenses, including reasonable fees and expenses of attorneys and other professionals relating to any obligation imposed upon the Company to give any right (including the economic value of such right) or to pay any amount, including but not limited to, withholding taxes, social security, unemployment or disability insurance or similar items, in connection with the engagement with Consultant, or any third party.

6.Termination.

(a)By the Parties.  The Company may, without prejudice to any right or remedy it may have due to any failure of Consultant to perform Consultant’s obligations under this Agreement, terminate this Agreement, effective immediately upon Consultant’s receipt of written notice.  Consultant may terminate this Agreement for any reason upon not less than thirty (30) days’ prior written notice to the Company.  In the event of such termination, Consultant shall be entitled to Fees pro-rated through the effective date of termination and expenses paid or incurred prior to the effective date of termination.

(b)Consequences of Termination.  Upon the expiration or termination for any reason of this Agreement, the Consultancy Period will end and Consultant agrees to immediately (i) discontinue any further Services hereunder, except to the extent that Consultant and the Company may otherwise agree in writing, and (ii) return all Company property in Consultant’s possession, including, without limitation, any laptop computer or other devices, without any deletions or alterations to content.

7.Cooperation.  Consultant shall use its best efforts in the performance of Consultant’s obligations under this Agreement.  The Company shall provide such access to its information and property as may be reasonably required in order to permit Consultant to perform Consultant’s obligations hereunder, provided, however, that Consultant shall acquire no right or license in such Company information and property.  Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.

8.Restrictive Covenants.

(a)Inventions.

(i)All inventions, ideas, discoveries, computer programs, data, technology, designs, innovations, processes, know-how, concepts, prototypes, samples, models, technical information, drawings, specifications,  improvements and the like (whether or not patentable and whether or not copyrightable) (“Inventions”) which are made, conceived, invented, reduced to practice, created, written, designed or developed by Consultant, solely or jointly with others and whether during normal business hours or otherwise, (A) during the Consultancy Period if related to the business of the Company or (B) after the Consultancy Period if resulting from or directly derived from Proprietary Information (as defined below), shall be the sole and exclusive property of the Company.  Consultant agrees to assign, and hereby irrevocably assigns, sells, transfers and sets over to the Company and its successors and assigns all of Consultant’s world-wide right, title and interest in and to the Inventions and the Invention Records (as defined below) and any and all related patents, copyrights, trademarks, trade names, trade secrets and other industrial and intellectual property rights and applications therefor, together with the rights to all income derived from said Inventions and Invention Records, including the right to sue in the name of Company for past or future infringement thereof and to recover all damages therefrom.  To the extent any of Consultant’s rights in the Inventions or Invention Records are not capable of assignment under applicable law or otherwise, Consultant hereby irrevocably and unconditionally waives all enforcement of such rights to the maximum extent permitted under applicable law.  To the extent such waiver is deemed unenforceable under applicable law, Consultant hereby grants to the Company, an exclusive, perpetual, irrevocable, transferable, assignable, fully paid-up and royalty-free license to copy, modify, perform, display, create derivative works based on, make, have made, sell and have sold, and otherwise use in any manner, such Inventions and Invention Records, including the right to sub-license to any third party.

(ii)Consultant hereby appoints any officer of the Company as Consultant’s duly authorized attorney to execute, file, prosecute and protect the Inventions and

Invention Records before any domestic or foreign government agency, court or authority.  Upon the request of the Company and at the Company’s expense, Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions and Invention Records to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention or Invention Record.  Consultant also hereby waives all claims to moral rights in any Inventions and Invention Records.

(iii)Consultant shall promptly disclose to the Company all Inventions and will maintain complete, adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention (collectively, “Invention Records”).  Such written Invention Records shall be available to and remain the sole and exclusive property of the Company at all times.  Consultant shall ensure that any and all Invention Records arising out of or in any way related to the Company, the Services or the Inventions shall not be comingled with the written records pertaining to any other project on which Consultant may be working.

(iv)Consultant shall not include any third party or pre-existing intellectual property of Consultant created outside the scope of or prior to this Agreement (collectively, “Other Inventions”) in the Inventions without the prior written consent of Company.  To the extent that Company grants such consent to include Other Inventions, Consultant hereby grants to the Company a perpetual, worldwide, royalty-free, irrevocable, transferable, sublicensable, assignable, license to use, copy, distribute, perform, display, maintain, modify, make, have made, sell and have sold such Other Inventions.

(b)Proprietary Information.

(i)Consultant acknowledges that Consultant’s relationship with the Company is one of high trust and confidence and that in the course of Consultant’s service to the Company, Consultant will have access to and contact with Proprietary Information.  Consultant agrees that Consultant will not, during the Consultancy Period or at any time thereafter, disclose to others, or use for Consultant’s benefit or the benefit of others, any Proprietary Information or Invention.  Any Proprietary Information may only be used by Consultant solely to perform the Services for the benefit of the Company.  Further, Consultant shall treat the Proprietary Information with the same degree of security and confidentiality with which it maintains its own confidential information, but in no case shall undertake less than commercially reasonable efforts to protect Proprietary Information.

(ii)For purposes of this Agreement, “Proprietary Information” shall mean, by way of illustration and not limitation, all information (whether or not patentable and whether or not copyrightable) owned, possessed or used by the Company, whether or not marked as confidential or proprietary, including, without limitation, any Invention, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical data, know-how, computer program, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost and employee list that is communicated to, learned of, developed or otherwise acquired by Consultant in the course of service as a consultant to the Company.

(iii)Consultant’s obligations under this Section 6(b) shall not apply to any information that (A) is or becomes known to the general public under circumstances involving no breach by Consultant or others of the terms of this Section 6(b), (B) is generally disclosed to third parties by the Company without restriction on such third parties, or (C) is approved for release by written authorization of the Board of Directors of the Company.

(iv)Upon termination of this Agreement or at any other time upon request by the Company, Consultant shall promptly deliver to the Company all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) relating to the business of the Company.

(v)Consultant represents that Consultant’s retention as a consultant with the Company and Consultant’s performance under this Agreement does not, and shall not, breach any agreement that obligates Consultant to keep in confidence any trade secrets or confidential or proprietary information of Consultant’s or of any other party or to refrain from competing, directly or indirectly, with the business of any other party.  Consultant shall not disclose to the Company any trade secrets or confidential or proprietary information of any other party.

(vi)Consultant acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work.  Consultant agrees to be bound by all such obligations and restrictions that are known to Consultant and to take all action necessary to discharge the obligations of the Company under such agreements.

(vii)Consultant acknowledges and agrees that Consultant shall have no right to publish any articles, or make any public disclosures pertaining to the Inventions or the Services hereunder, or to use or disclose the name, logo or other trademark or service mark of the Company for any purpose, without the prior written consent of the Company in each instance, which may be withheld in the sole discretion of the Company.

(c)Non-Competition.  Consultant acknowledges and agrees that during the Consultancy Period he shall not, directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise, anywhere in the United States or in any other country in which the Company does business, engage or otherwise participate in any business that develops, manufactures or markets any products, or performs any services, that are competitive with the products or services of the Company, or products or services that the Company or its affiliates, has under development or that are the subject of active planning at any time during his consultancy.

(d)Non-Solicitation.  Consultant acknowledges and agrees that during the Consultancy Period he shall not, directly or indirectly, in any manner, solicit, entice or attempt to persuade any employee or consultant of the Company to leave the Company for any reason or otherwise participate in or facilitate the hire, directly or through another entity, of any person who is then employed or engaged by the Company.

(e)Remedies.  Consultant acknowledges that any breach of the provisions of this Section 8 shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone.  Consultant agrees, therefore, that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by Consultant and to seek and obtain both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages or posting bond.

9.Indemnification.

(a)The Company shall defend, indemnify and forever hold Consultant harmless from any claims, demands or causes of action which may hereafter, or at any time, be made or brought against Consultant by any other person or entity in any way arising out of Consultant’s performance of services pursuant to this Agreement, except to the extent of Consultant’s bad faith, willful misconduct, gross negligence or material breach of this Agreement or the Restrictive Covenants Agreements.

(b)Consultant shall defend, indemnify and forever hold the Company harmless (i) from any claims, demands or causes of action which may hereafter, or at any time, be made or brought against it by any third party in any way arising out of actions taken or omitted to be taken by Consultant in bad faith, that constitutes Consultant’s willful misconduct or gross negligence, or in material breach of any representation, warranty, certification, covenant, obligation or other agreement set forth in this Agreement or the Restrictive Covenants Agreements; or, (ii) to the extent of any obligation imposed on the Company (A) to pay withholding taxes or similar items or (B) resulting from Consultant’s being determined not to be an independent contractor.

10.Miscellaneous.

(a)Entire Agreement.  This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, provided that this Agreement shall not affect the Restrictive Covenants Agreements and any equity incentive plans and associated award agreements, including but not limited to the 2011 Incentive Stock Plan, the 2013 Stock Incentive Plan, the 2015 Employee Nonstatutory Stock Option Agreement and the 2016 Employee Nonstatutory Stock Option Agreement, all as may be amended, that may exist all of which remain in full force and effect.

(b)Notices.  All notices, statements and reports required or contemplated herein by one Party to the other shall be in writing and shall be effective (i) if mailed, seven (7) business days after mailing with registered mail, (ii) if sent by messenger, upon receipt, and (iii)

if sent via facsimile or e-mail, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt. The initial addresses of the parties for purposes of this Agreement are as set forth in the preamble.

(c)Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Company and Consultant.

(d)Governing Law.  This Agreement and any claims arising directly or indirectly from it shall be governed by the laws of the State of New York.  Any disputes related hereto shall be resolved exclusively by the state and federal courts of the State of New York and each party hereto hereby consents to the jurisdiction of such courts.

(e)Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns (including Consultant’s heirs in the event of his death), including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Consultant are personal and shall not be assigned by Consultant.

(f)No Waiver.  No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(g)Headings.  The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(h)Severability.  In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(i)Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same agreement.  The parties agree that signatures exchanged via PDF shall be effective to consummate this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth below.

EMAGIN CORPORATION

By: /s/ Andrew G. Sculley

Name: Andrew G. Sculley

Title: Chief Executive Officer

Date:__January 28, 2020________________

JEFFREY LUCAS

By: /s/ Jeffrey L. Lucas

Name: Jeffrey L. Lucas

Title:

Date:_January 28, 2020_____________

EXHIBIT A

Services

•Assist as needed in the following areas:

•Transitional services associated with former duties as the Company’s President and Chief Financial Officer.  These include, but are not limited to:

oAssistance with the SUGA arbitration matter

oAssistance with investor relations

oAssistance with 2019 Form 10-K filing, including but not limited to advice over email and telephone.

oOther services or special projects as specifically requested and agreed upon.

EXHIBIT B

Insider Trading Policy

DO NOT ENGAGE IN SPECULATIVE OR INSIDER TRADING

Federal law and Company policy prohibits officers, directors and employees, or consultants directly or indirectly through their families or others, from purchasing or selling company stock while in the possession of material, non-public information concerning the Company.

Material, non-public information is any information that could reasonably be expected to affect the price of a stock. If an officer, director or employee, or consultant is considering buying or selling a stock because of inside information they possess, they should assume that such information is material. It is also important for the officer, director, employee or consultant to keep in mind that if any trade they make becomes the subject of an investigation by the government, the trade will be viewed after-the-fact with the benefit of hindsight. Consequently, officers, directors and employees should always carefully consider how their trades would look from this perspective.